Exhibit 10.1

DUFF & PHELPS ACQUISITIONS, LLC

A Delaware Limited Liability Company

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of October 3, 2007

THE COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND APPLICABLE LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DUFF & PHELPS ACQUISITIONS, LLC
A Delaware Limited Liability Company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Duff & Phelps Acquisitions, LLC, dated and effective as of October 3, 2007 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among Duff & Phelps Acquisitions, LLC, a Delaware limited liability company (the “Company”), and the Members (as defined below) listed on the Schedule of Members. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest (as defined below) to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on September 7, 2005;

WHEREAS, on September 7, 2005, Duff & Phelps Holdings, LLC (“DPH”) and the Company executed and delivered that certain Limited Liability Company Agreement of the Company (the “Original Agreement”);

WHEREAS, on September 30, 2005, DPH, Vestar Capital Partners IV, L.P.  (“VCP IV”), Vestar/D&P Holdings LLC (“VDP” and, together with VCP IV, “Vestar”), LM Duff Holdings LLC (“Lovell Minnick”), the Company and the other Members thereto executed and delivered (i) that certain Amended and Restated Limited Liability Company Agreement of the Company (the “First Amended Agreement”), thereby amending and restating the Original Agreement in its entirety, and (ii) that certain Securityholders Agreement among the Company and the Members thereto;

WHEREAS, on October 10, 2006, the Company executed and delivered that certain Unit Purchase Agreement (the “Chanin Unit Purchase Agreement”), pursuant to which the Company acquired all of the limited liability company membership interests of Chanin Capital Partners, LLC (“Chanin”) in exchange for the consideration set forth therein, including certain membership interests in the Company;

WHEREAS, on October 31, 2006, Vestar, Lovell Minnick, DPH, D&P Class C Holdings LLC and the Company executed and delivered that certain Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended Agreement”);

WHEREAS, pursuant to Section 9.5 of the Second Amended Agreement, the Management Committee (as defined in the Second Amended Agreement) may cause this Agreement to be executed and delivered with the consent of the Majority Members and DPH;

WHEREAS, the Majority Members and DPH constitute all of the Members necessary to adopt this Agreement;

WHEREAS, the Management Committee, the Majority Members and DPH now wish to amend and restate the Second Amended Agreement;

WHEREAS, the Existing DPA Members (as defined in the Reorganization Agreement, as defined below) own 100% of the outstanding membership interests of the Company;

WHEREAS, the Management Committee has approved the conversion of all classes of Units into New Class A Units;

WHEREAS, the Management Committee and the Board of Managers of DPH has approved the merger of DPH with and into DPA (the “DPH Merger”), whereby DPH’s outstanding membership interests held by the Existing DPH Members (as defined in the Reorganization Agreement) will be cancelled and the Existing DPH Members will receive New Class A Units, in accordance with the DPH Merger Agreement;

WHEREAS, the members holding a majority of the Class B Interests (as defined in the Reorganization Agreement) of DPH, the members holding a majority of all other classes of interests in DPH and the Vestar Majority Holders and Lovell Minnick Majority Holders must approve the DPH Merger Agreement and the DPH Merger;

WHEREAS, the parties to the Securityholders Agreement will terminate the Securityholders Agreement;

WHEREAS, Duff & Phelps Corporation will be formed as a corporation organized under the laws of Delaware (“Pubco”), and Pubco will issue shares of class B stock (the “Class B Stock”) equal to the number of outstanding New Class A Units of the Company (the “New Class A Units”) as of such date;

WHEREAS, Pubco will issue shares of its class A stock (the “Class A Stock”) to the public in the initial public offering of shares of stock of Pubco (the “IPO”), and will contribute all of the net proceeds received by it from the IPO to the Company in exchange for a number of New Class A Units in the Company equal to the number of shares of Class A Stock issued in the IPO;

WHEREAS, the Management Committee and the Majority Members now wish that following the consummation of the transactions described above, Pubco will become the sole managing member of the Company (the “Managing Member”);

WHEREAS, following the contribution of the proceeds of the IPO from Pubco, the Company will redeem a number of New Class A Units from Vestar, Lovell Minnick, the holders of Class B Interests of DPH and the Electing Members (as the terms “Class B Interests” and “Electing Members” are defined in the Reorganization Agreement);

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree that the Second Amended Agreement is hereby amended and restated in its entirety, and further agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Sections 18-101 et seq., as it may be amended from time to time, and any successor to the Act.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.5 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(e)(i) or Section 5.1(e)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.3(d)(i) or Section 3.3(d)(ii).

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person.  In addition, Affiliates of a Member shall include all its Members, officers, employees and former Members in their capacities as such.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing Member, without taking into account any liabilities to which such Contributed Property was subject at such time.  The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” has the meaning set forth in the preamble hereto.

 “Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not a Member.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to ordinary income and capital gains and any allowable deductions in respect of such state and local taxes in computing a Member’s liability for federal income tax; provided that the Assumed Tax Rate for ordinary income initially will be set at 45 percent, as adjusted by decision of the Managing Member; and provided further that the Assumed Tax Rate for ordinary income shall be recalculated at any time that the applicable tax rates change.

 “Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (ii) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (iii) the failure of such Person to pay its debts as such debts become due; (iv) the making by such Person of a general assignment for the benefit of creditors; (v) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (vi) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Contribution” means any cash, cash equivalents or the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued pursuant to ARTICLE III (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.3(d)(i) and Section 3.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

 “CEO” means the Chief Executive Officer of the Company.

“Certificate” has the meaning set forth in Section 2.1.

“CFO” means the Chief Financial Officer of the Company.

“Chanin” has the meaning set forth in the recitals hereto.

“Chanin Unit Purchase Agreement” has the meaning set forth in the recitals hereto.

“Class A Stock” has the meaning set forth in the recitals hereof.

“Class B Stock” has the meaning set forth in the recitals hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company EBITDA” means, for any period, the consolidated net income of the Company and its Subsidiaries for such period, plus, without duplication, (i) the sum of the amounts attributable to (to the extent deducted from such net income) (A) depreciation and amortization for such period, (B) U.S. federal, state and local income tax expense for such period, (C) interest expense (less interest income) for such period, (D) any non-cash charges (less non-cash income) for such period for which no cash payments are or will be due and payable during any future period, (E) any amounts payable by D&P LLC pursuant to that certain Professional Services Agreement, dated as of September 30, 2005, by and among D&P LLC, Vestar Capital Partners, Lovell Minnick Partners LLC and DPH, (F) all fees and expenses payable by the Company or any of its Subsidiaries with respect to the transaction contemplated by the Transaction Documents (as such term is defined in the Second Amended Agreement) and (G) any special cash bonus award payments payable by the Company or any of its Subsidiaries pursuant to (1) the first paragraph under the heading “Retention Payments” and (2) the last paragraph under the heading “Annual Bonus and other Special Annual Payments,” in each case, set forth in those certain employment letters entered into by and between D&P LLC (and subsequently assigned to D&P Employment) and certain other Persons, in each case, calculated in accordance with GAAP as in effect on the date hereof, plus (ii) such other adjustments as may be agreed from time to time by the Managing Member and the Majority Unitholders. Company EBITDA for any Fiscal Year shall be based on the financial statements for such Fiscal Year delivered in accordance with Section 8.2(a)(iii) of the Second Amended Agreement, and Company EBITDA for any trailing 12-month period other than a Fiscal Year shall be based on the financial statements delivered in accordance with Section 8.2(a)(1) of the Second Amended Agreement.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Contributed Property” means any property contributed to the Company by a Member.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(e)(ix).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“Distributable Assets” means, with respect to any fiscal period, all cash receipts (including from any operating, investing and financing activities) and (if distribution thereof is determined to be necessary or desirable by the Managing Member) other assets of the Company from any and all sources, reduced by operating cash expenses, contributions of capital to Subsidiaries of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in each case, as is determined in Good Faith by the Managing Member; provided that Distributable Assets shall not exceed the amount permitted under Section 18-607 of the Act.

“D&P LLC” means Duff & Phelps, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of the Company.

“D&P Management Co.” means Duff & Phelps Management Company, a Delaware corporation and a Subsidiary of the Company.

“D&P Management LLC” means Duff & Phelps Management Co., LLC, a Delaware limited liability company and a Subsidiary of the Company.

“D&P Securities” means Duff & Phelps Securities, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of D&P LLC.

“DPH” has the meaning set forth in the preamble hereto.

“DPH LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of DPH, dated as of September 30, 2005, by and among DPH and each of the members party thereto, as in effect on such date and as amended, restated, supplemented or otherwise modified from time to time.

“DPH Merger Agreement” has the meaning set forth in the recitals hereto.

“DPH Merger” has the meaning set forth in the recitals hereto.

“Economic Risk of Loss” has the meaning set forth in Section 5.1(e)(vi).

“Electing Members” has the meaning given to it in the Reorganization Agreement.

“Equity Securities” means, as applicable, (i) any capital stock, membership interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv)

above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Exchange Agreement” means the Exchange Agreement, among the Company and the other parties named therein, dated as of October 3, 2007.

“Expert” means an independent investment bank, accounting firm or other Person of national standing having particular expertise in the valuation of businesses comparable to that of the Company and its Subsidiaries.

“Existing DPA Members” has the meaning given to it in the Reorganization Agreement.

“Existing DPH Members” has the meaning given to it in the Reorganization Agreement.

“Fair Market Value” means (i) in reference to a particular Unit or, as the case may be, all of the outstanding Units, the hypothetical amount that would be distributed with respect to such Unit(s), as determined pursuant to an appraisal, which appraisal shall be subject to the approval of the Majority Members, performed at the expense of the Company by (A) the Company or any of its Subsidiaries or (B) an investment bank, accounting firm or other Person of national standing having particular expertise in the valuation of businesses comparable to that of the Company mutually selected by the Company and the Majority Members, and where such appraisal (1) determines the net equity value of the Company, and (2) assumes the distribution to the Members pursuant to Section 4.1 and ARTICLE VII of the proceeds that would hypothetically be received with respect to such Unit(s) based on such net equity value, and (ii) in reference to assets or securities other than Units, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as is reasonably determined in Good Faith by the Managing Member, and subject to the approval of the Majority Members.

“First Amended Agreement” has the meaning set forth in the recitals hereto.

“Fiscal Quarter” means each fiscal quarter of the Company and its Subsidiaries, ending on the last day of each of March, June, September and December of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, ending on December 31 of each calendar year.

 “GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Good Faith” shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

 “HSR Act” has the meaning set forth in Section 7.3(f).

“Incentive Plan” means any equity incentive or similar plan pursuant to which the Managing Member may issue shares of Class A Stock from time to time.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, and without including any amounts owed by such Person to the Company or any wholly-owned Subsidiary of the Company, the following obligations, contingent or otherwise:  (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or similar instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iii) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (iv) the capitalized portion of lease obligations under capitalized leases, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (vi) all obligations of such Person upon which interest charges are customarily paid or accrued and (vii) any other obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness (other than trade payables or current liabilities incurred in the Ordinary Course of Business).

“IPO” has the meaning set forth in the recitals hereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Lovell Minnick” has the meaning set forth in the preamble hereto.

“Lovell Minnick Majority Holders” means, at any time, the holders of a majority of the Units then held by Lovell Minnick.

 “Majority Members” means, collectively, the Vestar Majority Holders and the Lovell Minnick Majority Holders.

“Managing Member” has the meaning set forth in the recitals hereto.

“Member” means each Person listed on the Schedule of Members and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act.  The Members shall constitute the “members” (as such term is defined in the Act) of the Company.  Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s economic interest and rights as a Member.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.3(d)(ii)) at the time such property is distributed, reduced by any liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year.  The items included in the calculation of Net Income shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(e).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year.  The items included in the calculation of Net Loss shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(e).

“New Class A Units” has the meaning set forth in Section 3.1.

“Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 5.1(e) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

 “Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Managing Member appointing such Person as an officer or relating to such appointment.

“Ordinary Course of Business” means the ordinary course of the business of the Company and its Subsidiaries consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Original Agreement” has the meaning set forth in the recitals hereof.

 “Percentage Interest” means, with respect to any Member as of any date of determination, (a) as to any New Class A Units, the product obtained by multiplying (i) 100% less the aggregate percentage applicable to all Units referred to in clause (b) by (ii) the quotient obtained by dividing (x) the number of such Units held by such Member by (y) the total number of all outstanding New Class A Units, and (b) as to any other Units, the percentage established for such Units by the Managing Member as a part of such issuance.

“Permitted Business” has the meaning set forth in Section 6.1(c).

“Permitted Liens” means:

(i)                                     Liens with respect to taxes, assessments and other governmental charges or levies not yet due and payable or actively contested in good faith;

(ii)                                  deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security, governmental insurance and governmental benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations;

(iii)                               purchase money Liens in any property acquired by the Company or any of its Subsidiaries in the Ordinary Course of Business to the extent permitted by this Agreement;

(iv)                              interests or title of a licensor, licensee, lessor or sublessor under any license or lease permitted by this Agreement;

(v)                                 Liens in respect of property of the Company or any of its Subsidiaries imposed by applicable law which were incurred in the Ordinary Course of Business, such as warehousemen’s, mechanic’s, statutory landlord’s, materialmen’s, carriers’ or contractors’ liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable;

(vi)                              easements, rights of way, restrictions and other similar charges and encumbrances on real property and minor defects or irregularities in the title thereof that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the Ordinary Course of Business; and

(vii)                           Liens securing Indebtedness under the Senior Credit Agreement.

“Permitted Transferee” shall mean with respect to each Member (a) such Member’s spouse, (b) a lineal descendant of such Member’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a Charitable Institution (as defined below), (d) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Member and Persons described in clauses (a) through (c) of this definition, (e) an entity that, for U.S. federal income tax purposes, is disregarded as separate from its owner, of which all of the outstanding equity interests therein are owned by such Member or a Person described in clauses (a) through (d) of this definition, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such Member in the event of his death or Disability (as defined below) and (h) a liquidating trust, as defined in Treasury Regulations section 1.7701-4(d), or other entity with comparable characteristics.  For purpose of this definition: (i) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate; and (iv) “Disability” shall refer to any physical or mental incapacity which prevents such Member from carrying out all or substantially all of his duties under his employment agreement with the Company or any of its Affiliates in such capacity for any period of one hundred twenty (120) consecutive days or any aggregate period of six (6) months in any 12-month period, as determined, in its sole discretion, by the Managing Member.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pledge” means pledge, grant a security interest in, create a lien on, assign the right to receive distributions or proceeds from, or otherwise encumber, directly or indirectly, or any act of the foregoing.

“Proceeding” has the meaning set forth in Section 6.5.

“Pubco” has the meaning set forth in the recitals hereto.

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which Federal quarterly estimated tax payments are made.  The first such period begins on January 1 and ends on March 31.  The second such period begins on April 1 and ends on May 31.  The third such period begins on June 1 and ends on August 31.  The fourth such period begins on September 1 and ends on December 31.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 5.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(e)(i), 5.1(e)(ii), 5.1(e)(iii), 5.1(e)(vi) or 5.1(e)(viii).

“Reorganization Agreement” means that certain Reorganization Agreement, dated as of •, 2007, entered into by and among the Company, each of the individuals and entities listed on Annex A thereto and each of the individuals and entities listed on Annex B thereto.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Second Amended Agreement” has the meaning set forth in the recitals hereto.

“Securities” means any debt securities or Equity Securities of any issuer, including common and preferred stock and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short term investments commonly regarded as money market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible.

“Securityholders Agreement” means the Amended and Restated Securityholders Agreement, dated October 31, 2006.

“Segregated Account” has the meaning set forth in Section 4.2.

“Senior Credit Agreement” means the Company’s principal credit facility, which shall initially be that certain Credit Agreement, dated as of September 30, 2005, by and among D&P LLC, the Company, General Electric Capital Corporation and each of the other parties from time to time signatory thereto, as amended or amended and restated (i) by that certain Amendment Number One, dated as of June 14, 2006 and that certain Amendment Number Two, dated as of October 10, 2006 and (ii) from time to time, and any successor principal credit facility in replacement thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.5 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of law or otherwise.

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Distribution Amount” has the meaning set forth in Section 4.4.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Transaction Documents” means, collectively, this Agreement, the Exchange Agreement, the Reorganization Agreement, the DPH Merger Agreement, and the Tax Receivable Agreement.

“Transfer” means sell, assign, convey, contribute, give, or otherwise transfer, whether directly or indirectly, or any act of the foregoing, but excludes Pledge or any act of Pledging.  The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” has the meaning set forth in Section 3.1(a).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 3.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 3.3(d)).

“VCP IV” has the meaning set forth in the preamble hereto.

“VDP” has the meaning set forth in the preamble hereto.

“Vestar” has the meaning set forth in the preamble hereto.

“Vestar Majority Holders” means, at any time, the holders of a majority of the Units then held by the Vestar Members.

“Vestar Members” means the Members holding an economic interest in any Units initially issued to Vestar.

“Vesting Percentage” means, with respect to any Unit held by a Member, a fraction, the numerator of which shall be the number of complete calendar years that have lapsed since the grant of such Unit to such Member and the denominator of which shall be the number of years designated as “Vesting Years” at the time of the grant of such Unit, or such other percentage with respect to a period as may be designated at the time of the grant of such Unit.

Section 1.2                                      Terms Generally.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)                        the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)                       words importing any gender shall include other genders;

(c)                        words importing the singular only shall include the plural and vice versa;

(d)                       the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)                        the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)                          references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)                       references to any Person include the successors and permitted assigns of such Person;

(h)                       the use of the words “or,” “either” and “any” shall not be exclusive;

(i)                           wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j)                           references to “$” or “dollars” means the lawful currency of the United States of America;

(k)                        references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l)                           the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II
GENERAL PROVISIONS

Section 2.1                                      Formation.  The Company was formed as a Delaware limited liability company on September 7, 2005 by the execution and filing of a Certificate of Formation (the “Certificate”) by an authorized person under and pursuant to the Act.  The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2                                      Name.  The name of the Company is “Duff & Phelps Acquisitions, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member may select from time to time.  The Managing Member may change the name of the Company at any time and from time to time.  Prompt notification of any such change shall be given to all Members.

Section 2.3                                      Term.  The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 7.3.

Section 2.4                                      Purpose; Powers.

(a)                        General Powers.  The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b)                       Company Action.  Subject to the provisions of this Agreement and except as prohibited by applicable law, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.5                                      Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

Section 2.6                                      Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.  The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place.  The Company may have such other offices as the Managing Member may designate from time to time.

Section 2.7                                      No State Law Partnership.  (a)  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.7(a), and this Agreement shall not be construed to the contrary.  The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

(b)                       So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein,

(i)                                     the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and

(ii)                                  the Company shall not recognize any Transfer made on any such market by:

(A)                  redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or

(B)                    admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

ARTICLE III
CAPITALIZATION

Section 3.1                                      Units; Initial Capitalization; Schedules.

(a)                        Units; Initial Capitalization.  Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”).  The Company shall have one authorized class of Units, designated “New Class A Units.”  The authorized Units consist of 200,000,000 New Class A Units.  The ownership by a Member of Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in ARTICLE IV and ARTICLE V.

(b)                       Schedule of Units; Schedule of Members.  The aggregate number of outstanding Units and the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) shall be set forth on Schedule A attached hereto.  The Company shall also maintain a schedule setting forth the name and address of each Member, the number of Units owned by such Member and the aggregate Capital Contributions that have been made by such Member with respect to such Member’s Units (such schedule, the “Schedule of Members”).

Section 3.2                                      Authorization and Issuance of Additional Units.

(a)                        The Managing Member shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Managing Member may determine, additional Units (of the existing class or new classes) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member). The Managing Member is expressly authorized to cause the Company to issue Units for less than Fair Market Value, so long as the Managing Member concludes in good faith that such issuance is in the best interests of the Company and its Members. Subject to the foregoing, the Managing Member shall have the power to make such amendments to this Agreement in order to provide for such powers, designations and preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance.

(b)                       At any time the Managing Member issues a share Class A Stock or a share of other capital stock of the Managing Member, other than shares of Class B Stock, the net proceeds received by the Managing Member with respect to such share, if any, shall be concurrently transferred to the Company and the Company shall issue to the Managing Member one (1) New Class A Unit registered in the name of the Managing Member or other equity security of the Company, if the Managing Member issues capital stock other than Class A Stock or Class B Stock, corresponding to the number of shares of capital stock issued by the Managing Member.

(c)                        Any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of shares of Class A Stock shall be accompanied by an identical subdivision or combination, as applicable, of the New Class A Units, and the Managing Member shall ensure a corresponding adjustment to the number of shares of Class B Stock outstanding.

Section 3.3                                      Capital Accounts.

(a)                        The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to ARTICLE VII hereof upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)                       For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to ARTICLE VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)                                     Solely for purposes of this Section 3.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership for federal income tax purposes, of which the Company is, directly or indirectly, a partner.

(ii)                                  Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii)                               Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv)                              In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property.  Upon an adjustment pursuant to Section 3.3(d) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

(c)                        A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so transferred.

(d)                       (i)  In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property and the issuance of Units as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the fair market value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii)                                  In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to ARTICLE VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.3(d)(i) or (B) in the case of a liquidating distribution pursuant to ARTICLE VII, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

(iii)                               The Managing Member may make the adjustments described in clause (i) above in the manner set forth therein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company.

(e)                        Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification.

Section 3.4                                      No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.5                                      Redemption of Class A Stock.  If, at any time, any shares of Class A Stock are redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member for cash, the Company shall, immediately prior to such redemption of Class A Stock, redeem an equal number of Units held by the Managing Member, upon the same terms and for the same price per Unit, as such shares of Class A Stock are redeemed.

Section 3.6                                      Loans From Members.  Loans by Members to the Company shall not be considered Capital Contributions.  If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member.  The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.7                                      No Right of Partition.  No Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.8                                      Non-Certification of Units; Legend; Units are Securities

(a)                        Units shall be issued in non certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units held by such Member.  If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences a New Class A Unit representing an interest in Duff & Phelps Acquisitions, LLC and shall be a security within the meaning of Article 8 of the Uniform Commercial Code.

The interest in Duff & Phelps Acquisitions, LLC represented by this certificate is subject to restrictions on transfer set forth in the Third Amended and Restated Limited Liability Company Agreement of Duff & Phelps Acquisitions, LLC, dated as of October 3, 2007, by and among Duff & Phelps Acquisitions, LLC and each of the members from time to time party thereto, as the same may be amended from time to time.

(b)                       The Company hereby irrevocably elects that all Units shall be “securities” governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction.  This Section 3.7(b) shall not be amended without the prior written consent of all of the Members, and any purported amendment to this Section 3.7(b) in violation of the foregoing shall be null and void.

ARTICLE IV
DISTRIBUTIONS

Section 4.1                                      Distributions.  Distributions shall be made to the Members, after Tax Distributions are made pursuant to Section 4.4 hereof, as and when determined by the Managing Member, in accordance with their respective Units and pro rata in respect of each class of Units.

Section 4.2                                      Unvested Units.  Notwithstanding any other provision of this Agreement, to the extent that a Member’s Vesting Percentage is less than 100%, such Member shall only be entitled to receive an amount equal to the sum of (a) the amount otherwise distributable with respect to any Unit in which such Member’s Vesting Percentage is 100% and (b) with respect to any other Unit, the greater of (i) the product of the amount otherwise distributable with respect to any Unit in which such Member was not fully vested and the Vesting Percentage or (ii) the Tax Distribution Amount with respect to such Unit.  The Company shall maintain, in a segregated interest-bearing account (the “Segregated Account”) any amounts that were otherwise distributable to the Members that were not distributed to them as a result of this Section 4.2.  Any interest thereon shall be distributed no less frequently than annually to the applicable Members pro rata and such interest income shall be specially allocated to such Members for purposes of Article V.  After the end of each fiscal year, the Company shall distribute to each such Member an amount equal to the excess of (a) the product of the aggregate amount previously distributable with respect to the Units held by such Member (determined without giving effect to the first sentence of this Section 4.2) and the Vesting Percentage as of the end of such fiscal year over (b) the amounts previously distributed to such Member (exclusive of any amounts distributed pursuant to the preceding sentence).

Section 4.3                                      Successors.  For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.4                                      Tax Distributions.  Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day following the end of each Quarterly Estimated Tax Period of each calendar year, the Company shall, to the extent of available cash and borrowings of the Company, make a distribution in cash (each, a “Tax Distribution”), pro rata in accordance with the Percentage Interests in effect with respect to such Quarterly Estimated Tax Period, in an amount equal to the excess of (i) the product of (x) the taxable income of the Company attributable to such Quarterly Period and all prior Quarterly Periods in such calendar year, based upon (I) the information returns filed by the Company, as amended or adjusted to date, and (II) estimated amounts, in the case of periods for which the Company has not yet filed information returns, multiplied by (y) the Assumed Tax Rate, over (ii) distributions made by the Company pursuant to this Section 4.4 with respect to such calendar year.  The Managing Member shall use conventions similar to those adopted pursuant to Section 5.2(d) of this Agreement to determine the Percentage Interests of the Members with respect to a Quarterly Period.  For the avoidance of doubt, Tax Distributions shall be made only with respect to taxable income earned by the Company (as opposed to income recognized by any Member with respect to the vesting of such Member’s Units).  For purposes of clause (i)(x) above, the taxable income of the Company shall be determined by disregarding any adjustment to the taxable income of any Member that arises under Section 743(b) of the Code and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Section 743(a) of the Code.

Section 4.5                                      Security Interest and Right of Set Off.  As security for any liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such liability or obligation.  Whenever the Company is to pay any sum to any Member or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Member or such Affiliate or related Person owes to the Company under any promissory note issued to the Company as partial payment for any Units of the Company may be deducted from that sum before payment.

Section 4.6                                      Certain Distributions.  For purposes of this ARTICLE IV, a distribution to a Member of property (other than cash) shall be treated as a Tax Distribution pursuant to Section 4.4 (rather than as, for example, a distribution pursuant to Section 4.1) in an amount equal to the hypothetical amount of tax that the Member would pay, at the Assumed Tax Rate, if (i) such property were not treated as a distribution of money pursuant to Section 731(c)(2) of the Code (to the extent that Section 731(c)(2) otherwise applies) and (ii) the Member sold the property immediately after receiving such distribution.

ARTICLE V
ALLOCATIONS

Section 5.1                                      Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.3(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a)                        Net Income.  After giving effect to the special allocations set forth in Section 5.1(e), Net Income for each taxable year (or portion thereof) and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year (or portion thereof) shall be allocated to the Members in accordance with their respective Percentage Interests.

(b)                       Net Losses.  After giving effect to the special allocations set forth in Section 5.1(e), Net Losses for each taxable year (or portion thereof) and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year (or portion thereof) shall be allocated to the Members in accordance with their respective Percentage Interests; provided that to the extent any allocation of Net Losses would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Members in accordance with their respective Percentage Interests.

(c)                        Allocation upon Termination.  With respect to all Section 5.1(a) and (b) allocations following a liquidation date, such allocations shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after giving effect to all distributions during such taxable year; provided, however, that solely for purposes of this Section 5.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to ARTICLE VII.

(d)                       Allocations Relating to Last Fiscal Year. Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Company pursuant to Article VII and after all other allocations provided for in Section 5.1 have been tentatively made as if this Section 5.1(d) were not in this Agreement, a distribution to the Members under Article VII would be different from a distribution to the Members on a pro rata basis in relation to the Units held by such Members, then all items of income, gain, deduction and loss for the Fiscal Year in which the Company dissolves and terminates pursuant to Article VII shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such last Fiscal Year on a pro rata basis in relation to the Units held by such Member.  The Managing Member may apply the principles of this Section 5.1(d) to any Fiscal Year preceding the Fiscal Year in which the Company dissolves and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 5.1(d) would likely result in Capital Accounts that are materially different from pro rata distributions in relation to Units held by Members in the Fiscal Year in which the Company dissolves and terminates.

(e)                        Special Allocations.  Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i)                                     Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 5.1(e), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e) with respect to such taxable period (other than an allocation pursuant to Section 5.1(e)(iii) and Section 5.1(e)(vi)).  This Section 5.1(e)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Chargeback of Member Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(e)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(e), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e), other than Section 5.1(e)(i) and other than an allocation pursuant to Section 5.1(e)(i)(v) and (e)(i)(vi), with respect to such taxable period.  This Section 5.1(e)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(e)(i) or (ii). This Section 5.1(e)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)                              Gross Income Allocations.  In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(e)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(e)(iv) were not in this Agreement.

(v)                                 Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.  If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)                              Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).  If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)                           Nonrecourse Liabilities.  Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Members in the manner chosen by the Managing Member and consistent with such Section of the Treasury Regulations.

(viii)                        Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be

taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)                                Curative Allocation.

(1)                      The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(e)(ix)(i). Therefore, notwithstanding any other provision of this ARTICLE V (other than the Required Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

(2)                      The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(e)(ix)(1) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(e)(ix)(1) among the Members in a manner that is likely to minimize such economic distortions.

(x)                                   Deficit Capital Accounts.  No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2                                      Allocations for Tax Purposes.

(a)                        The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)                       In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)                                     (A)  In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)                                  (A)  In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.3(d)(i) or Section 3.3(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii)                               In order to eliminate Book-Tax Disparities, the Managing Member shall apply (i) the “remedial method” with respect to the “forward” Section 704(c) allocations arising as of September 30, 2005, (ii) the “traditional method” with respect to the Section 704(c) allocations relating both to the property deemed to be contributed to the Company and the associated “reverse” Section 704(c) allocations as of October 10, 2006, and (iii) the “traditional method” with respect to the “reverse” Section 704(c) allocations arising as of the date of the IPO.  In cases not described in the preceding sentence the Managing Member may cause the Company to eliminate Book-Tax Disparities using any method described in Treasury Regulations Section 1.704-3.

(c)                        For the proper administration of the Company and for the preservation of uniformity of the Units (or any class or classes thereof), the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Units within a class. The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Units issued and outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)                       For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(e)                        Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi).

(f)                          Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

Section 5.3                                      Members’ Tax Reporting.  The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this ARTICLE V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this ARTICLE V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.4                                      Indemnification and Reimbursement for Payments on Behalf of a Member.  If the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses).  The Managing Member may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.4.  A Member’s obligation to indemnify the Company under this Section 5.4 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.4, the Company shall be treated as continuing in existence.  The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.4, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percent (but not in excess of the highest rate per annum permitted by law).

Section 5.5                                      Certain Costs and Expenses.  The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing

Member, reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it in connection therewith.  To the extent that the Managing Member reasonably determines in good faith that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including any good faith allocation of a portion of expenses that so relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member, then the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, Board of Directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI
MANAGEMENT

Section 6.1                                      The Managing Member; Delegation of Authority and Duties.

(a)                        Members and Managing Member.

(i)                                     In connection with the performance of its duties as the managing member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation.  The parties acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.  The Managing Member will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the Managing Member, to minimize any conflicts of interest between the Members and the stockholders of the Managing Member and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member, or (ii) advantage the stockholders of the Managing Member relative to the Members, or (iii) treats the Members and the Stockholders of the Managing Member differently.

(ii)                                  The Members shall possess all rights and powers as provided in the Act and otherwise by applicable law.  Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on them by the Act with respect to the management and control of the Company.  Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Managing Member, each Member agrees that it shall be deemed to have consented to or approved such act or voted on such matter in accordance with the actions of the Managing Member on such act or matter.  If a vote, consent or approval of the Members is required by this Agreement, then each such Member shall have one vote for each Unit held by such Member, regardless of whether the Units held by such Member are vested or unvested as of the date of such vote, consent or approval.  In no manner limiting the foregoing, the Members acknowledge that no Member shall be permitted to vote on the removal or replacement of the Managing Member.  Additionally, and in no manner limiting the foregoing, the Managing Member shall submit to a vote of the Members, and shall not take any action inconsistent with the outcome of such vote, (i) any action by the Managing Member or the Company that, in the good faith judgment of the Managing Member, could negatively impact the amount of future distributions or (ii) any issuance of, or amendment to the rights in respect of, Units the terms of which include a right to distributions senior to that of any then-existing Member.  To the extent that any of the matters to be voted on, consented to or approved by the Members as described above or otherwise in this Agreement will have the effect that gives rise to the need for such vote, consent or approval on only one class of Units or only certain holders of a particular class of Units, then the vote, consent or approval required by this Agreement shall be taken among only the holders of such class or among the holders of the particular class that are so affected, in which case the action shall require a majority of the voting power of the Units affected.  Unless otherwise set forth in this Agreement, any vote, consent or approval of the Members required by this Agreement shall require a majority of the voting power of the Units (or class of Units, as applicable).  No Member, in its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company.  Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b)                       Delegation by Managing Member.  The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons.  The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

(c)                        The Members expressly acknowledge that (A) Vestar, Lovell Minnick and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities other than through the Company or any of its Subsidiaries (each, a “Permitted Business”), (B) Vestar, Lovell Minnick and their respective Affiliates may have or may develop a strategic relationship with Permitted Businesses, (C) none of Vestar, Lovell Minnick and their respective Affiliates will be prohibited by virtue of its investment in the Company or any of its Subsidiaries or, if applicable, its service on the Managing Member from pursuing and engaging in any such activities with Permitted Businesses, (D) none of Vestar, Lovell Minnick and their respective Affiliates shall be obligated to inform the Company or any of its Subsidiaries of any such opportunity, relationship or investment relating to Permitted Businesses, (E) the other Members will not acquire or be entitled to any interest or participation in any Permitted Business as a result of the participation therein of Vestar, Lovell Minnick or any of their respective Affiliates, and (F) the involvement of any equityholder of a Member or its Affiliates in any Permitted Business will not constitute a conflict of interest by such Persons with respect to the Company or its Members or any of its Subsidiaries.

(d)                       The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 6.2                                      Officers.

(a)                        Designation and Appointment.  The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Managing Member.  Any number of offices may be held by the same Person.  In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members.  Any Officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them.  The Managing Member may assign titles to particular Officers.  Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.

(b)                       Resignation and Removal.  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause at any time by the Managing Member.  Designation of an Officer shall not of itself create any contractual or employment rights.

Section 6.3                                      Duties of Officers.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by officers of a Delaware corporation pursuant to the laws of the state of Delaware.

(a)                        Transfer of Property.  All property owned by the Company shall be registered in the Company’s name, in the name of a nominee or in “street name” as the Managing Member may from time to time determine.  Any corporation, brokerage firm or transfer agent called upon to Transfer any Securities to or from the name of the Company shall be entitled to rely on instructions or assignments signed or purported to be signed by any Officer without inquiry as to the authority of the Person signing or purporting to sign such instructions or assignments or as to the validity of any Transfer to or from the name of the Company.  At the time of any such Transfer, any such corporation, brokerage firm or transfer agent shall be entitled to assume that (i) the Company is then in existence and (ii) that this Agreement is in full force and effect and has not been amended, in each case, unless such corporation, brokerage firm or transfer agent shall have received written notice to the contrary.

(b)                       Existence and Good Standing.  The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.  The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions.

(c)                        Investment Company Act.  The Managing Member shall use its best efforts to assure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act of 1940, as amended.

Section 6.4                                      Liability of Members.

(a)                        No Personal Liability.  Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.  Each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b)                       Return of Distributions.  In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Members that no distribution to any Member pursuant to ARTICLE IV shall be deemed a return of money or other property paid or distributed in violation of the Act.  The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

Section 6.5                                      Indemnification by the Company.  Subject to the limitations and conditions provided in this Section 6.5, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member or an Officer, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith.  Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 6.5 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.  Indemnification under this Section 6.5 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Section 6.5 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.5 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Section 6.5 could involve indemnification for negligence or under theories of strict liability.

Section 6.6                                      Investment Representations of Members.  Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

ARTICLE VII
WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

Section 7.1                                      Member Withdrawal.  No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2                                      Continuation of Vesting.  Notwithstanding anything in this Agreement to the contrary, (i) the New Class A Units held by any Member as a result of the conversion of Units held under the Second Amended Agreement or as a result of the DPH Merger (in each case, the “converted units”) shall continue to be subject to any vesting provisions or forfeiture provisions to which those converted units were subject in the applicable grant agreement or other agreement pursuant to which such converted units were issued, adjusted as provided in any such agreement, in relation to the transactions relating to the conversion or DPH Merger, as the case may be; and (ii) no Member may Transfer any unvested Units.

Section 7.3                                      Dissolution.

(a)                        Events.  The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member, or (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.  In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.3(c) below in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

(b)                       Actions Upon Dissolution.  When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c)                        Priority.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.3 to minimize any losses otherwise attendant upon such winding up.  Notwithstanding the generality of the foregoing, 180 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order: (i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and (ii) the balance shall be distributed to the Members in accordance with their Capital Account balances, as adjusted for all Company operations up to and including the date of distribution.

(d)                       Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

(e)                        Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f)                          Hart Scott Rodino.  Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of l976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.4                                      Transfer by Members.  No Member may Transfer or Pledge all or any portion of its Units except with the written consent of the Managing Member in its sole discretion, provided, however, that, subject to the provisions of Section 7.5(c), without the consent of the Managing Member, a Member may, at any time, (i) Transfer any of such Member’s Units pursuant to the Exchange Agreement, (ii) Transfer any of such Member’s Units to a Permitted Transferee of such Member, and, provided further, that, to the extent that the Managing Member determines in good faith that a proposed transfer would not have the effect contemplated by Section 7.5(c) below, then the Managing Member will not unreasonably withhold its consent to a transfer by any Member who holds at least 10% of the Class A Units not held by the Managing Member and who intends, in connection with such proposed transfer, to transfer all or substantially all of the Class A Units then held by such Persons to any Person or group of Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Securities and Exchange Act of 1934 or any successor provisions thereto. Any purported Transfer or Pledge of all or a portion of a Member’s Units not complying with this Section 7.4 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or Pledge or to deal with the Person to which the Transfer or Pledge purportedly was made.

Section 7.5                                      Admission or Substitution of New Members.

(a)                        Admission.  The Managing Member shall have the right, subject to Section 7.4, to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company.  Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member; provided that such expenses shall not be payable with respect to a Substituted Member or Additional Member that is or is to become an employee of the Company or any of its Subsidiaries, where the issuance or Transfer of an interest in the Company to such Person is in connection with their provision of services to the Company or any of its Subsidiaries.

(b)                       Conditions and Limitations.  The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (A) execution and delivery of a counterpart signature page to this Agreement countersigned by the Managing Member on behalf of the Company or (B) any other writing evidencing the intent of such Person to become a Substituted Member or an Additional Member and such writing is accepted by the Managing Member on behalf of the Company.

(c)                        Prohibited Transfers.  Transfers subject to the provisions of the Exchange Agreement excepted, no Transfer of a Unit shall be permitted (and, if attempted, shall be void ab initio) if, in the determination of the Managing Member, (i) such a Transfer would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(d)                       Effect of Transfer to Substituted Member.  Following the Transfer of any Unit that is permitted under this Section 7.5, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit, shall succeed to the Capital Account balance associated with such Unit, shall receive allocations and distributions under ARTICLE IV, ARTICLE V and Section 7.2 in respect of such Unit and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit.

Section 7.6                                      Compliance with Law.  Notwithstanding any other provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS AND OTHER INFORMATION; TAX MATTERS

Section 8.1                                      Books and Records; Management Interviews.

(a)                        Books and Records.  The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, and (iv) a record containing the names and addresses of all Members, the total number of Units held by each Member, and the dates when they respectively became the owners of record thereof.  Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

(b)                       Inspection of Property.  The Company shall permit any Member that owns at least five percent (5%) of all of the Company’s outstanding Units, upon reasonable notice and during normal business hours and at such other times as such Persons may reasonably request, but in no event more frequently than once in each Fiscal Quarter, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine any books, minutes and records of the Company and its Subsidiaries (including business and financial records) and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries, in each case, under such conditions and restrictions (including a confidentiality undertaking or agreement) as the Managing Member may reasonably prescribe.

Section 8.2                                      Information.

(a)                        The Members shall be supplied with all other Company information necessary to enable each Member to prepare its federal, state, and local income tax returns.

(b)                       All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3                                      Fiscal Year; Taxable Year.  Each of the Fiscal Year and the taxable year of the Company shall end on December 31 of each calendar year; provided that the taxable year of the Company shall end on a different date if necessary to comply with Section 706 of the Code.

Section 8.4                                      Certain Tax Matters.

(a)                        Preparation of Returns.  The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed.  The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  Except as specifically provided otherwise in this Agreement, the Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws.  As promptly as practicable after the end of each Fiscal Year, the Managing Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year.  Additionally, the Managing Member shall cause the Company to provide to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b)                       Consistent Treatment.  Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c)                        Duties of the Tax Matters Member.  In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Managing Member shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (C) no Member shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Code Section 6231(a)(4) or which cease to be partnership items under Code Section 6231(b)) reflected on any tax return of the Company, (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (D) the Tax Matters Member shall keep the Members reasonably apprised of the status of any such proceeding.  Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations which would otherwise prevent the Member from having any claim based on the final outcome of that review.

(d)                       Tax Matters Member.  The Company and each Member hereby designate Pubco as the “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”).  The Managing Member may remove or replace the Tax Matters Member at any time and from time to time.

(e)                        Certain Filings.  Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Managing Member with information and shall make tax filings as reasonably requested by the Managing Member and required under applicable law.

(f)                          Section 754 Election. The Managing Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743, and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any New Class A Unit is transferred in accordance with this Agreement or the Exchange Agreement or (ii) any Company property is distributed to any Member.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                      Schedules.  Without in any way limiting the provisions of Sections 8.2 and 9.4, the Managing Member may from time to time execute on behalf of the Company and deliver to the Members schedules that set forth the then current Capital Account balances of each Member and any other matters deemed appropriate by the Managing Member or required by applicable law.  Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2                                      Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.

Section 9.3                                      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

Section 9.4                                      Amendments.  Except as may be otherwise required by law, this Agreement may be amended by the Managing Member without the consent or approval of any Members; provided, however, that except as expressly provided herein (including Section 3.3(e)), (i) no amendment may adversely affect the rights of a holder of Units without the consent of such holder if such amendment adversely affects the rights of such holder other than on a pro rata basis with other holders of Units of the same class.

Section 9.5                                      Notices.  Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such Member’s address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

Duff & Phelps Acquisitions, LLC
55 East 52nd Street
New York, NY  10055
Attention: General Counsel
Facsimile: (212) 450-2801

with copies (which shall not constitute notice to the Company) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Attention: David J. Goldschmidt, Esq.

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6                                      Counterparts.  This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7                                      Power of Attorney.  Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.  Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

Section 9.8                                      Entire Agreement.  This Agreement, the other Transaction Documents and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Original Agreement and the First and Second Amended Agreements.

Section 9.9                                      Remedies.  Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10                                Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11                                Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.12                                Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13                                Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.14                                Delivery by Facsimile or Email.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the dates indicated.

DUFF & PHELPS ACQUISITIONS, LLC

By:	/s/ Noah Gottdiener
Name: Noah Gottdiener
Title: Chief Executive Officer

DUFF & PHELPS CORPORATION

By:	/s/ Noah Gottdiener
Name: Noah Gottdiener
Title: Chief Executive Officer

LM DUFF HOLDINGS, LLC

By: Lovell Minnick Equity Partners II LP, its Manager

By: Lovell Minnick Equity Advisors II LLC, its General Partner

By: Lovell Minnick Partners LLC, its Managing Member

By:	/s/ Robert Belke
Name: Robert Belke
Title: Managing Director

Signature Page to the Third Amended and Restated LLC Agreement

LOVELL MINNICK EQUITY PARTNERS LP

By: Lovell Minnick Equity Advisors LLC, its General Partner

By: Lovell Minnick Partners LLC, its Managing Member

By:	/s/ Robert Belke
Name: Robert Belke
Title: Managing Director

VESTAR CAPITAL PARTNERS IV, L.P.

By: Vestar Associates IV, L.P., its General Partner

By: Vestar Associates Corporation IV, its General Partner

By:	/s/ Sander Levy
Name: Sander Levy
Title: Managing Director

VESTAR/D&P HOLDINGS LLC

By:	/s/ Sander Levy
Name: Sander Levy
Title: Managing Director

Signature Page to the Third Amended and Restated LLC Agreement

ON BEHALF OF EACH OF THE INDIVIDUAL MEMBERS OF DUFF & PHELPS ACQUISITIONS, LLC

NOAH GOTTDIENER

By:	/s/ Noah Gottdiener
Name: Noah Gottdiener
Title: Attorney-In-Fact for the Members

GERARD CREAGH

By:	/s/ Gerard Creagh
Name: Gerard Creagh
Title: Attorney-In-Fact for the Members

Signature Page to the Third Amended and Restated LLC Agreement